UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549 SCHEDULE 14A

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WAYSIDE TECHNOLOGY GROUP, INC.
(Name of Registrant as Specified in its Charter)

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On January 15, 2020, Wayside Technology Group, Inc. issued a press release, a copy of which is provided below.

Wayside Technology Group Appoints Dale Foster to Chief Executive
Officer and Board of Directors

- Foster to Build Upon Successful Track Record of Growing Wayside’s Lifeboat Distribution Business -

EATONTOWN, N.J. – January 15, 2020 – Wayside Technology Group, Inc. (NASDAQ: WSTG) (“Wayside” or the “Company”), an IT channel company providing innovative sales and distribution solutions, has promoted Dale Foster to Chief Executive Officer and appointed him to the Company’s board of directors (the “Board”), effective January 15, 2020.

Foster joined Wayside in January 2018 as Executive Vice President and was promoted to President of Wayside’s Lifeboat Distribution business in July 2019.

“When we brought Dale and his team to Wayside, our objective was to transform the Company—a company that was consistently profitable, but had not realized its potential for growth in the vibrant market for emerging technology vendors,” said Jeff Geygan, Wayside’s Chairman of the Board. “Over the last two years, Dale has proven his ability to unlock this potential through the various initiatives he introduced and deployed, which have culminated in the Company’s return to double-digit growth in gross profit and pre-tax income on a non-GAAP basis. In fact, through the third quarter of 2019, approximately half of our year-to-date gross profit growth has flowed through to pre-tax income on a non-GAAP basis, which also reflects the strong operating leverage in our business.

“The Board unanimously concluded that Dale is the right person to lead the Company into its next stage of growth, as he has demonstrated sound judgment leading Wayside’s most prominent business segment, and we look forward to continuing to leverage Dale’s extensive experience in the industry as Wayside positions itself as the leading technology distributor for emerging vendors.”

Prior to joining Wayside, Foster served as President and Chief Executive Officer of Promark Technology from 1997 until the company was acquired by Ingram Micro in 2012. Following the acquisition, Foster became Executive Director and General Manager of Promark Technology’s emerging vendor division, which operated as a subsidiary of Ingram Micro.

Foster’s appointment expands the Board to seven—including six independent directors, four of which have joined the Board in the past two years.

Foster commented: “2019 was a record year for Wayside, and I can proudly say that the investments we made in 2018 are paying off. When I joined Wayside in 2018, we embarked on a strategic shift to become a sales-focused organization through our Lifeboat Distribution business. We made key investments in territory field sales teams and business development and vendor recruitment personnel, all with the shared goals of building closer relationships with top customers and expanding our portfolio of emerging vendors to drive sustainable growth and profitability.

“In 2018, we began to execute on our portfolio expansion by adding multiple emerging vendors, which we continued in 2019, as indicated by our recently added offerings from DataDirect Networks, a leader in AI and intelligent infrastructure, as well as Security Scorecard, a cyber security company specializing in the datacenter environment. Both additions to our Lifeboat portfolio, along with many others, reflect our mission of offering our partners emerging and disruptive technologies that reshape the technology ecosystem.

“As we look to 2020, we will continue to focus on incubating and distributing next-generation technologies to our partners, with an emphasis on emerging cloud and datacenter products. I am honored to lead Wayside into its next evolution of growth and profitability, as we remain in the early stages of delivering on our ambitious goals to position Wayside as the leader in technology distribution for emerging vendors.”

Wayside expects to report its fourth quarter and full year 2019 results on February 19, 2020.

About Wayside Technology Group

Wayside Technology Group, Inc. (NASDAQ: WSTG) is an IT channel company and parent of Lifeboat Distribution, an international value-added distributor for Emerging Technology Vendors with solutions for Security, Data Management, Connectivity, Storage & HCI, Virtualization & Cloud and Software & ALM. Lifeboat provides vendors access to thousands of VARs, MSPs, CSPs and other resellers. Lifeboat holds an IT‑70 GSA contract vehicle that provides resellers and vendors with a competitive edge within the Public Sector.

Additional information can be found by visiting www.waysidetechnology.com.

Non-GAAP Measures

As reported on the Form 8‑K filed with the Securities and Exchange Commission (the “SEC”) on November 6, 2019 (the “November 8‑K”), income before provision for income taxes on a non-GAAP basis excludes executive separation expenses of $0.1 million and $2.4 million for the nine months ended September 30, 2019 and 2018, respectively. See our press release attached as an exhibit to the November 8‑K for further details.

We use non-GAAP measures, including income before provision for income taxes excluding separation expenses, as supplemental measures of the performance of our business. We define income before provision for income taxes excluding separation expenses as income before provision for income taxes plus separation expenses. We use income before provision for income taxes excluding separation expenses as a supplemental measure of our performance to gain insight into comparison of our businesses profitability when compared to the prior year. Our use of income before provision for income taxes excluding separation expenses has limitations, and you should not consider it in isolation for analysis of our financial results as reported under U.S. GAAP. In addition, other companies, including companies in our industry, might calculate separation expenses, or similarly titled measures differently, which may reduce their usefulness as comparative measures.

Forward Looking Statements

This press release includes certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical fact, included in this Press Release may constitute forward-looking statements. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “should,” “likely,” “will” and other words and terms of similar meaning. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. These risk and uncertainties include, without limitation, the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, product mix, market conditions, contribution of key vendor relationships and support programs, as well as factors that affect the software industry in general and other factors. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the SEC.

Readers are cautioned not to place undue reliance on any forward-looking statements contained in this Press Release, which speak only as of the date of this release. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.

Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with the Company’s 2020 annual meeting of shareholders. The Company intends to file a definitive proxy statement and a WHITE proxy card with the SEC in connection with any such solicitation of proxies from the Company’s shareholders. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. The Company’s definitive proxy statement for the 2019 annual meeting of shareholders contains information regarding the direct and indirect interests, by securities holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. If the holdings of the Company’s securities change from the amounts provided in the Company’s definitive proxy statement for the 2019 annual meeting of shareholders, such changes will be set forth in SEC filings on Forms 3, 4, and 5, which can be found through the Company’s website at www.waysidetechnology.com or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including its Annual Report on Form 10‑K for the year ended December 31, 2018. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the 2020 annual meeting of shareholders. Shareholders will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at www.waysidetechnology.com.

Security Holdings of Directors and Executive Officers

The following table sets forth certain information with respect to the beneficial ownership of the common stock, $.01 par value per share (“Common Stock”) of the Company as of January 15, 2020 by each director, including director nominees, and the executive officers of the Company.

	Number of Shares Beneficially
Name	Owned	Percent
Jeffrey Geygan (1)	145,093	3.2%
Vito Legrottaglie (2)	38,878	*
Mike Faith (3)	20,000	*
Dale Foster (4)	20,000	*
Michael Vesey (5)	18,353	*
Diana Kurty (6)	8,504	*
Andrew Bryant (7)	2,500	*
John McCarthy (8)	2,500	*
Ross Crane (9)	-	*

*Less than one percent

To the Company’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has “beneficial ownership” with respect to the shares set forth opposite such person’s name. Unless otherwise noted below, the information as to beneficial ownership is based upon statements furnished to the Company by the beneficial owners. For purposes of computing the percentage of outstanding shares held by each person named above, pursuant to the rules of the SEC, any security that such person has the right to acquire within 60 days of the date of calculation is deemed to be outstanding, but such security is not deemed to be outstanding for purposes of computing the percentage ownership of any other person.

The address for each director, including director nominees, and executive officer of the Company is c/o Wayside Technology Group, Inc., 4 Industrial Way West, 3rd Floor, Eatontown, New Jersey 07724.

(1)

Mr. Geygan is a member of our Board and our Board Chair. Mr. Geygan owns a total of 11,925 shares of Common Stock, individually. The remaining 133,168 shares are held by Global Value Investment Corp. (“GVIC”). Mr. Geygan is the President and Chief Executive Officer of GVIC and may exercise voting and dispositive power over all such shares held by GVIC. As a result, Mr. Geygan may be deemed to have a beneficial interest in such 133,168 shares held by GVIC.

(2)	Includes 8,912 shares of unvested Restricted Stock. Mr. Legrottaglie is our Vice President and Chief Information Officer.
(3)	Includes 2,000 shares held in an Individual Retirement Account. Mr. Faith is a member of our Board.
(4)	Includes 11,250 shares of unvested Restricted Stock. Mr. Foster is a member of our Board and our Chief Executive Officer.
(5)	Includes 11,488 shares of unvested Restricted Stock. Mr. Vesey is our Vice President and Chief Financial Officer.
(6)	Ms. Kurty is a member of our Board.
(7)	Mr. Bryant is a member of our Board.
(8)	Mr. McCarthy is a member of our Board.
(9)	Mr. Crane is a member of our Board.

Company Contact

Michael Vesey

Chief Financial Officer

1‑732‑389‑0932

michael.vesey@waysidetechnology.com

Investor Relations Contact

Sean Mansouri, CFA or Cody Slach

Gateway Investor Relations

1‑949‑574‑3860

WSTG@gatewayir.com